Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
First Quarter 2025 Earnings Teleconference
April 29, 2025, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Just three months have passed since the devastating wildfires, and all of us at Edison continue to keep those affected in our thoughts. We are working closely with state and county leaders and the communities of Altadena and Malibu to rebuild wildfire-impacted areas stronger than ever. I will share further updates in a minute after touching on our earnings headlines.
Today, Edison International reported core earnings per share of $1.37 compared to $1.13 a year ago. However, this year-over-year comparison is not particularly meaningful because SCE has not received a decision in its 2025 General Rate Case. SCE recognized revenue from CPUC activities for both the first quarter 2024 and 2025 largely based on 2024 authorized base revenue requirements, with 2025 adjusted for the lower authorized CPUC ROE. Looking ahead, we remain confident in our ability to meet our 2025 EPS guidance and deliver a 5 to 7% core EPS CAGR through 2028. Maria will discuss our financial performance in her remarks.
We recently provided Governor Newsom with SCE’s initial comprehensive plan to rebuild the impacted electrical distribution infrastructure in the Palisades and Eaton Fire areas. Under this plan, SCE would underground more than 150 circuit miles, including nearly all distribution power lines in High Fire Risk Areas within the burn scars of the affected communities. Once constructed, this grid hardening will increase reliability and make electrical distribution infrastructure more resilient to high wind and other extreme weather events, helping us better protect and serve our communities.
On the Eaton Fire, SCE’s investigation continues. Since our last update, the utility completed additional physical and video inspections of electrical equipment in Eaton Canyon, which were carried out in collaboration with stakeholders. Analysis of the images, videos, and equipment is ongoing. The utility also recently began the removal of portions of the idle facilities in Eaton Canyon for further expert review. While SCE has not conclusively determined that its equipment was associated with the ignition of the Eaton Fire, it is also not aware of evidence conclusively pointing to another source of ignition. Absent additional evidence, SCE believes that its equipment could have been associated with the ignition of the Eaton Fire. As such, in light of pending litigation, it is probable that EIX and SCE will incur material losses in connection with the Eaton Fire.
As always, we are committed to being transparent throughout this process. With significant media coverage surrounding the Eaton Fire, we have noted numerous instances where facts have been mispresented. To address factual errors and misstatements, we launched a new page on our website called “Edison for the Record.” I encourage you to take a look; a link can be found on page 3.
I will reiterate that we continue to believe that SCE is a reasonable operator of its electric system. If it is determined that SCE’s transmission equipment was associated with the ignition of the Eaton Fire, based on the information we have reviewed thus far, we remain confident that SCE would make a good faith showing that its conduct with respect to its transmission facilities in the Eaton Canyon area was consistent with actions of a reasonable utility.
Turning to the legislative front, we have continued to engage in broad discussions with legislators and the Governor’s office to support the safety of our communities and enhance California’s industry-leading AB 1054 regulatory framework. The conversations we’ve had leave us with no doubt that stakeholders understand the criticality of addressing the issue and the important role the investor-owned utilities play in supporting California’s growth and economic development. We are confident policymakers are focused on the need to strengthen and restore confidence in California’s wildfire framework.
On the regulatory front, I’m pleased to share that SCE continues to reach important milestones this year. The CPUC’s unanimous approval of the TKM settlement agreement signals a constructive California regulatory environment. Last month, the Woolsey cost recovery ALJ issued the scoping memo, adopting the schedule SCE and intervenors jointly proposed. The next major filings will be intervenor testimony in early June and rebuttal testimony in mid-July. The schedule also includes a motion for consideration of a settlement agreement or joint statement of stipulations of issues due in mid-August. As we have noted in the past, SCE is open to settlement discussions if a fair and reasonable outcome can be achieved, benefiting customers and shareholders. We will keep you updated as the utility continues its progress toward resolution in this proceeding. Maria will highlight other milestones in her remarks.
On SCE’s 2025 General Rate Case, the ALJ recently made an administrative ruling extending the statutory deadline, which is typical and expected based on the prior calendar. Nonetheless, we continue to be optimistic that we will see a proposed decision in the first half of the year, with a final decision as soon as 30 days later. The GRC will support SCE’s commitment to providing electric service that is reliable, resilient, and ready for customers’ needs. The utility’s significant investment plan is driven by the need to resume a traditional level of infrastructure replacement work necessary for system reliability and continue its wildfire mitigation programs that protect the safety of customers and the public. SCE’s full GRC request also includes about $1.4 billion of annual capital spending on wildfire mitigation and includes hardening an additional 1,800 miles of the utility’s overhead distribution infrastructure.
SCE will submit its 2026 Wildfire Mitigation Plan in May. This comprehensive WMP reflects our collective priorities — risk mitigation, public safety, and affordability. It also includes continued deployment of covered conductor and targeted undergrounding. The utility looks forward to executing its integrated wildfire mitigation strategy, which prioritizes industry-leading practices such as grid hardening, asset inspections, and vegetation management.
Before I turn it over to Maria, I would like to take a moment to say thanks to a few very special members of our team. Last week, Vanessa Chang retired from our Board of Directors. We congratulate Vanessa on her retirement and are thankful for her 18 years of dedicated service and leadership on the Board. I also want to recognize our former general counsel, Adam Umanoff, who we previously announced will be retiring in July. Adam has been the ideal general counsel: a business leader above all who is also a consummate legal expert. On top of that, Adam has been a steadfast friend to many in our organization — and to me. On behalf of our board and management team, we want to thank Adam for his outstanding service. At the same time, I’m delighted to welcome Chonda Nwamu, who joined us earlier this month as our new general counsel. Chonda brings substantial expertise within our sector and a solid understanding of California’s legal, political, and regulatory environments. We are excited to have Chonda here and look forward to her leadership and partnership.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

My comments today will cover first quarter 2025 results, provide additional insight into key regulatory proceedings, and update you on other financial topics.
Starting with the first quarter, EIX reported core EPS of $1.37. Page 4 provides the year-over-year quarterly variance analysis. As Pedro mentioned, the year-over-year comparison is not particularly meaningful because SCE has not received a final decision in its 2025 General Rate Case. SCE is booking revenues at 2024 authorized levels, adjusted for the change in ROE, and will record a true-up when it receives a final decision. First quarter core EPS includes about 30 cents associated with the TKM settlement approval, partially offset by higher interest expense at EIX Parent and Other.
On the regulatory front, I want to echo Pedro’s comment on SCE making significant progress across numerous proceedings. Let me highlight a few. First, SCE recently reached a settlement agreement with intervenors in its WMCE proceeding related to wildfire mitigation and restoration. The settlement, which is awaiting CPUC approval, would authorize 100% of the capital expenditures along with 96% of the O&M. It would also contribute about 10 cents per share of true-up earnings and about $700 million of rate base, both of which are embedded in our 2025 guidance.
Second, on SCE’s 2026 cost of capital application, summarized on page 5, SCE requested an ROE of 11.75% and proposed updating the embedded costs of debt and preferred equity. The request also recommends the continuation of the cost of capital mechanism and to reset the benchmark. The utility made a strong case for its ROE based on risks that differentiate California utilities from their peers in other jurisdictions. SCE’s proposed schedule calls for a PD in November, which would allow for a final decision by year-end. Historically, the CPUC has issued timely decisions on cost of capital applications.
Third, SCE filed its NextGen ERP application with the CPUC, seeking total capital investment of about $1.1 billion. The utility expects this program will provide substantial benefits to customers and enable business improvements. As a reminder, this program is not currently embedded in our capital and rate base projections.

Lastly, with the $1.6 billion TKM cost recovery settlement now approved, within the next few weeks SCE will file an application requesting authorization to issue securitized bonds.
Moving to SCE's GRC, the utility's request provides the foundation for advancing critical customer objectives—reliability, resiliency, and readiness—as well as supporting our growth outlook through 2028. As you can see on page 6, we will refresh our guidance following a GRC final decision. We wanted to be proactive in sharing with you that six weeks after a final decision, we will provide our updated capital and rate base projections, 2025 Core EPS range, long-term Core EPS growth, and financing plan.
Turning to SCE’s capital expenditure and rate base forecasts, shown on pages 7 and 8, the utility continues to execute against a capital plan that targets key programs while maintaining flexibility in later years to adapt to what is ultimately authorized in the GRC. As I highlighted in comments going into 2025, we continue to see substantial additional capital opportunities that are incremental to the plan. This includes investments to enhance our distribution system and more than $2 billion of FERC transmission spending. In addition, SCE plans to file an application for its advanced metering infrastructure program to request funding to replace its smart meter fleet, the majority of which were installed more than a decade ago. This program will address technology obsolescence and offers a chance to incorporate future capabilities that benefit customers. The program is expected to provide insights into energy usage and enable smarter energy management, thereby enhancing grid efficiency.
Turning to financing activities, I will highlight two recent transactions. In March, EIX issued $550 million of senior notes, which successfully addresses our parent debt needs for 2025. Additionally, SCE issued $1.5 billion of long-term debt as part of its planned financings for the year. Both of these offerings saw strong investor support and were significantly oversubscribed.

Moving to EPS guidance on pages 9 and 10, we are confident in affirming the 2025 range of $5.94 to $6.34 and reaffirming our long-term EPS growth expectations of 5 to 7% from 2025 to 2028, which translates to $6.74 to $7.14 of 2028 EPS.
Let me conclude by reinforcing our confidence in delivering on our financial targets. With a strong regulatory backdrop and robust rate base growth, coupled with the significant need for incremental grid investment, we are well positioned to deliver on the company’s near- and long-term growth expectations.